Exhibit 5.2

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

November 20, 2012

AK Steel Holding Corporation

AK Steel Corporation

9227 Centre Pointe Drive

West Chester, OH 45069

Dear Ladies and Gentlemen:

We have acted as counsel to AK Steel Corporation, a Delaware corporation (“AK Steel”), and AK Steel Holding Corporation, a Delaware corporation (“Parent” and together with AK Steel, the “Companies”), in connection with the offer and sale by AK Steel of $150,000,000 aggregate principal amount of 5.00% Exchangeable Senior Notes due 2019 (the “Notes”), pursuant to the Underwriting Agreement, dated as of November 14, 2012 (the “Agreement”), among the Companies and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein. AK Steel’s obligations under the Notes are fully and unconditionally guaranteed by Parent (the “Guarantee”). The Notes will be issued pursuant to a base indenture dated as of May 11, 2010 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture dated as of November 20, 2012 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), each among the Companies and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will be exchangeable into cash or a combination of cash and common stock, par value $0.01 per share (the “Common Stock”) of Parent.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-166303), filed by the Companies on April 26, 2010 (as amended by Post-Effective Amendment No. 1 filed on November 13, 2012, the “Registration Statement”); (ii) the prospectus, dated November 13, 2012 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated November 14, 2012 (the “Prospectus Supplement”); (iv) the Indenture (including the Guarantee contained therein); (v) an executed copy of the global note representing the Notes; (vi) the Restated Certificate of Incorporation of Parent; (vii) the Amended and Restated Bylaws of Parent; (viii) the form of certificate of common stock of the Company; and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original

AK Steel Holding Corporation November 20, 2012 Page 2

documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of the Companies.

Based on and subject to the foregoing we are of the opinion that:

1. The Notes, when authenticated by the Trustee, will constitute valid and binding obligations of AK Steel, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2. The Guarantee, upon authentication of the Notes by the Trustee, will constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3. The Notes are convertible into shares of Common Stock in accordance with the terms of the Indenture, and the shares of Common Stock initially issuable upon conversion of such Notes have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP